Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated April 10, 2012 to

Pricing Supplement No. 4, dated November 30, 2011, Pricing Supplement No.5, dated December 1, 2011, Pricing Supplement No. 6, dated December 2, 2011 and Pricing Supplement No.7, dated December 6, 2011 to Prospectus Supplement and Prospectus each dated November 28, 2011 relating to the
Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 21, 2012 and March 30, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	87.761%	$877,610	January 30, 2012
$2,000,000	88.067%	$1,761,340	February 3, 2012
$1,000,000	87.836%	$878,360	February 8, 2012
$1,000,000	88.559%	$885,590	February 16, 2012
$3,000,000	89.236%	$2,677,080	February 22, 2012
$2,000,000	89.236%	$1,784,720	February 22, 2012
$2,000,000	91.998%	$1,839,960	March 5, 2012
$15,000,000	92.582%	$13,887,300	March 7, 2012
$8,000,000	91.794%	$7,343,520	March 8, 2012
$5,000,000	91.794%	$4,589,700	March 8, 2012
$1,000,000	91.422%	$914,220	March 19, 2012
$2,000,000	90.558%	$1,811,160	March 20, 2012

Linked to the Rogers International Commodity Index®

— Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 21, 2012 and March 30, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	91.601%	$1,832,020	February 14, 2012
$4,000,000	90.496%	$3,619,840	February 15, 2012
$2,000,000	90.496%	$1,809,920	February 15, 2012
$4,000,000	91.929%	$3,677,160	March 22, 2012

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 21, 2012 and March 30, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	67.725%	$677,250	January 25, 2012
$1,500,000	67.598%	$1,013,970	February 3, 2012
$1,000,000	71.017%	$710,170	February 23, 2012
$2,500,000	73.832%	$1,845,800	March 2, 2012
$2,500,000	72.335%	$1,808,375	March 5, 2012
$2,000,000	72.335%	$1,446,700	March 5, 2012
$2,000,000	72.863%	$1,457,260	March 6, 2012
$1,000,000	72.863%	$728,630	March 6, 2012
$1,000,000	74.069%	$740,690	March 7, 2012
$2,250,000	72.809%	$1,638,203	March 8, 2012

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 21, 2012 and March 30, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	114.222%	$1,142,220	February 8, 2012

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$72,750,000.00	87.146%	$63,398,768.00	$7,265.50(1)

(1)                                  The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $16,279.83 that have been paid in respect of the securities covered by pricing supplements Nos. 4, 5, 6 and 7 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $9,014.33 remains available for future offerings for such pricing supplements described above.